Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran,

Chairman and Chief Executive Officer,

Financial Security Assurance Holdings Ltd.

November 4, 2004

FSA’s third quarter and first nine-month results showed continued strength in net income and operating earnings, as we achieved solid new business originations that were well diversified across our major business lines. In aggregate, the new business continued to be of high credit quality and well priced to produce a steady stream of future earned premiums and solid returns on equity.

Holding company net income reached $259.1 million for the first nine months of 2004 and $91.8 million for the third quarter, representing increases of 30% and 39%, respectively.  Operating earnings, which we define as net income before the effect of fair-value adjustments for insured credit default swaps, rose to $232.4 million for the first nine months and $78.7 million for the third quarter, increases of 20% and 25% respectively over last year’s comparable periods. Adjusted book value (ABV) increased to $3.5 billion at September 30, 2004, reflecting growth over the past 12 months of 17% excluding realized and unrealized capital gains and losses in the investment portfolio and 16% including them.

Present value (PV) originations during the first nine months reached $709.9 million, 3% higher than for the same period last year.  Third-quarter PV originations were $252.7 million, which was 3% off from the third quarter of last year.  We consider this a very good result, particularly in light of the challenging market environment.

FSA added good business in the highly competitive U.S. municipal market

U.S. municipal volume has held up better than expected through the first nine months of 2004 with new-issue volume of $267.4 billion, which is only 8% below the record nine-month level of last year, and insurance penetration reaching 55%, compared with 52% for three quarters of last year.

FSA originated $322.9 million in municipal PV premiums for the first nine months of the year and $97.5 million for the third quarter, decreases of 12% and 39%, respectively. We’re happy with the business we did, which was of high credit quality and attractively priced.  But we note that declining volume and increasing competition make the current municipal market environment particularly challenging.  As always, we plan to maintain credit and pricing discipline in whatever market conditions develop.

A very strong performance in the U.S. asset-backed securities (ABS) market

Despite the tight spread environment and strong investor appetite for subordinated structures, the U.S. asset-backed group had a tremendous third quarter as we found opportunities across a range of high-quality ABS transactions, primarily residential mortgage-backeds and Triple-A and Super Triple-A credit default swaps referencing investment-grade or high-yield static pools of corporate securities and collateralized loan obligations.

PV premiums for asset-backed originations were $100.6 million for the third quarter, almost double those of the third quarter last year, and $185.4 million for the first nine months, an increase of 34%.  Though the velocity of the third quarter’s performance is probably not sustainable, we expect the ABS business to continue providing attractive opportunities through year-end.

A steady contribution from the international sector

The international group originated $149.0 million of PV premiums for the first nine months and $34.7 million of PV premiums for the third quarter, almost flat with last year’s comparable periods.  The third-quarter business was well diversified between structured (primarily pooled corporate) and public infrastructure financings.  We had anticipated a greater overall contribution from our international business this year, but there were delays in certain large public infrastructure transactions.  The pipeline appears to be in good shape for 2005.

Moody’s and Fitch affirm our Aaa/AAA ratings

During the third quarter, FSA received excellent report cards from both Moody’s and Fitch, as they affirmed our Triple-A ratings. Both reports are available on our web site, www.fsa.com.  Additionally, S&P — which published its ratings affirmation on FSA earlier this year — recently cited FSA as the industry leader in profitability among the seasoned monolines.  (S&P’s profitability index is a risk-adjusted pricing measure, calculated by dividing average per period premium rates by average per period capital charges.)

New FSA Holdings board appointments

I am pleased to report that we recently elected two highly experienced and knowledgeable individuals to FSA Holdings’ board of directors — Jim Ozanne and George Wyper.  Jim, who had been a director from January 1990 through May 2003, returned to the board after serving as chief executive officer of SPS Holding Corp. (formerly Fairbanks Capital Holding Corp.), a mortgage servicing holding company in which FSA Holdings owns a minority interest.  George is the founder and managing member of Wyper Capital Management and was previously senior managing director of Warburg Pincus Counsellors.  This increases the number of independent directors on our board to four. Though we are no longer a public company, we think there is a great benefit to having the objectivity and counsel of independent directors.

Looking forward

We’re on course for a strong finish in 2004, although we most likely will not exceed the record production of last year. In this competitive environment, we remain firmly focused on the fundamental pillars of our business — conservative underwriting and pricing discipline.  As always, we will continue to keep you informed.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to book value, and PV originations to premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.